UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2021

Windtree Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly Road, Suite 100, Warrington, Pennsylvania	18976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	WINT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 23, 2021, Windtree Therapeutics, Inc. (the “Company,” “us,” “we” or “our”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”), as representative for the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering by the Company (the “Offering”) of 9,230,500 shares of its common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase 9,230,500 shares of its Common Stock (the “Warrants”). The shares of Common Stock and Warrants will be sold together as a fixed combination, consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock, but are immediately separable and will be issued separately in the offering. Each Warrant is exercisable to purchase one share of Common Stock at a price of $3.60 per share and expires five years from the date of issuance. The Company does not plan to apply to list the Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

The closing of the Offering is expected to occur on March 25, 2021. The combined price to the public in the Offering for each share of Common Stock and accompanying Warrant was $3.25. After deducting underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this Offering, the net proceeds to the Company are expected to be approximately $27.4 million.

The Common Stock and the Warrants were offered and sold to the public pursuant to the Company’s registration statement on Form S-3 (File No. 333-248874), filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on September 17, 2020 (the “Registration Statement”), and which became effective on September 29, 2020.

In connection with the closing of the Offering, the Company will enter into a Warrant Agency Agreement with Continental Stock Transfer & Trust Company (“Warrant Agreement”) pursuant to which Continental Stock Transfer & Trust Company will agree to act as warrant agent with respect to the Warrants.

The Underwriting Agreement contains customary representations, warranties and agreements by Windtree, customary conditions to closing, indemnification obligations of Windtree and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement, form of Warrant and form of Warrant Agreement are filed as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated by reference herein. The foregoing description of the terms of the Underwriting Agreement, form of Warrant and form of Warrant Agreement are qualified in they entirety by reference to such exhibits. A copy of the opinion of Troutman Pepper Hamilton Sanders LLP relating to the legality of the issuance and sale of the Common Stock and Warrants in the Offering is attached as Exhibit 5.1 hereto.

Item 2.02	Results of Operations and Financial Condition.

The Company is currently in the process of finalizing its financial results for the fiscal year ended December 31, 2020. Based on information currently available, the Company estimates that as of December 31, 2020 cash and cash equivalents were approximately $16.9 million.

The Company’s estimate of its cash and cash equivalents as of December 31, 2020 is preliminary and actual results may differ from this estimate due to the completion of its closing procedures with respect to the fiscal year ended December 31, 2020, final adjustments and other developments that may arise between now and the time the financial results for the fiscal year ended December 31, 2020 are finalized. As such, this estimate should not be viewed as a substitute for our audited financial statements for the fiscal year ended December 31, 2020 prepared in accordance with U.S. generally accepted accounting principles. The Company’s expected results could change materially and are not necessarily indicative of the results to be achieved for the fiscal year ended December 31, 2020 or any future period. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on this preliminary financial information. The Company does not undertake any obligation to publicly update or revise this estimate, except as required by law.

The information set forth under this Item shall be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

1.1	Underwriting Agreement, dated March 23, 2021, by and among the Company and Oppenheimer & Co. Inc., as representative for the several underwriters named therein.

4.1	Form of Warrant

4.2	Form of Warrant Agency Agreement

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 24, 2021	WINDTREE THERAPEUTICS, INC.

	By:	/s/ Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer